Exhibit 99.1

Electronic Arts Pre-Announces Preliminary Q3 FY25 Results

REDWOOD CITY, CA – January 22, 2025 – Electronic Arts Inc. (NASDAQ: EA) today announced preliminary results for the third fiscal quarter and a revised outlook for the fiscal year ending March 31, 2025.

Business Outlook as of January 22, 2025

EA’s initial guidance for fiscal year 2025 anticipated mid-single-digit growth in live services net bookings1. However, the company now projects a mid-single-digit decline, with Global Football accounting for the majority of the change.

Global Football had experienced two consecutive fiscal years of double-digit net bookings growth. However, the franchise experienced a slowdown as early momentum in the fiscal third quarter did not sustain through to the end. As a result, EA revises its outlook for Global Football to end the fiscal year down mid-single-digit at the midpoint of the new outlook. Separately, Dragon Age engaged approximately 1.5 million players during the quarter, down nearly 50% from the company’s expectations.

As a result, EA is providing preliminary results for its third fiscal quarter and updating its fiscal year 2025 net bookings outlook.  It now expects net bookings of approximately $2.215 billion for the third fiscal quarter and an updated range of $7.000 billion to $7.150 billion for fiscal year 2025.

For its third fiscal quarter, EA now expects GAAP net revenue to be approximately $1.883 billion and approximately $1.11 in GAAP diluted earnings per share.

“During Q3, we continued to deliver high-quality games and experiences across our portfolio; however, Dragon Age and EA SPORTS FC 25 underperformed our net bookings expectations,” said Andrew Wilson, CEO of EA. “This month, our teams delivered a comprehensive gameplay refresh in addition to our annual Team of the Year update in FC 25; positive player feedback and early results are encouraging. We remain confident in our long-term strategy and expect a return to growth in FY26, as we execute against our pipeline.”
“We continue to balance investment for future growth with operational discipline, and remain committed to EA’s long-term financial framework” said Stuart Canfield, CFO of EA. “As we look to FY26, we expect to grow as we launch more of our iconic franchises.”
EA will announce its results for the third fiscal quarter ending December 31, 2024 on February 4th, 2025 and will host a conference call at 2:00 pm PT (5:00 pm ET) to discuss its quarterly results and financial outlook. Listeners may access the conference call live via a dial-in number or audio webcast.
Tuesday, February 4, 2025
2:00 pm Pacific Time (5:00 pm Eastern Time)
Dial-in numbers:
Domestic: (855) 761-5600; International: (646) 307-1097
Conference ID: 5939891

Webcast: http://ir.ea.com
EA’s financial results release will be available after the close of market on February 4, 2025 on EA’s website at http://ir.ea.com. A dial-in replay of the conference call will be available until February 11, 2025 at (800) 770-2030 (domestic) or (609) 800-9909 (international) using pin code 5939891. An audio webcast replay of the conference call will be available for one year at http://ir.ea.com.

Forward-Looking Statements

Some statements set forth in this release, including the information relating to EA’s expectations under the heading “Business Outlook as of January 22, 2025” are forward-looking statements that are subject to change. These forward-looking statements are current as of January 22, 2025. These forward-looking statements are not guarantees of future performance and reflect management’s current expectations. Actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in Part II, Item 1A of Electronic Arts’ latest Quarterly Report on Form 10-Q under the heading “Risk Factors”, as well as in other documents EA has filed with the

Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2024. EA assumes no obligation to revise or update any forward-looking statement, except as required by law.
In addition, the preliminary results set forth in this release are estimates based on information currently available to EA. While EA believes these estimates are meaningful, they could differ from the actual amounts that EA ultimately reports in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2024.

About Electronic Arts

Electronic Arts (NASDAQ: EA) is a global leader in digital interactive entertainment. The Company develops and delivers games, content and online services for Internet-connected consoles, mobile devices and personal computers. In fiscal year 2024, EA posted GAAP net revenue of approximately $7.6 billion. Headquartered in Redwood City, California, EA is recognized for a portfolio of critically acclaimed, high-quality brands such as EA SPORTS FC™, Battlefield™, Apex Legends™, The Sims™, EA SPORTS™ Madden NFL, EA SPORTS™ College Football, Need for Speed™, Dragon Age™, Titanfall™, Plants vs. Zombies™ and EA SPORTS F1® . More information about EA is available at www.ea.com/news. EA, EA SPORTS, EA SPORTS FC, Battlefield, Need for Speed, Apex Legends, The Sims, Dragon Age, Titanfall, and Plants vs. Zombies are trademarks of Electronic Arts Inc. John Madden, NFL, FIFA and F1 are the property of their respective owners and used with permission.

For additional information, please contact:

Andrew Uerkwitz	Justin Higgs
Vice President, Investor Relations	Vice President, Corporate Communications
650-674-7191	925-502-9253
auerkwitz@ea.com	jhiggs@ea.com

1 Net bookings is defined as the net amount of products and services sold digitally or sold-in physically in the period. Net bookings is calculated by adding total net revenue to the change in deferred net revenue for online-enabled games.